March 2026

Preliminary Pricing Supplement No. 14,836

Registration Statement Nos. 333-275587; 333-275587-01

Dated March 11, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Jump Securities (the “securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities and prospectus, as supplemented or modified by this document. At maturity, if the shares of the iShares® Expanded Tech-Software Sector ETF, which we refer to as the underlying shares, have not depreciated or have appreciated in value, you will receive for each security that you hold at maturity the stated principal amount of $1,000 plus the upside payment of $262. If the underlying shares have depreciated in value but by no more than 15%, you will receive the stated principal amount of your investment. However, if the underlying shares have depreciated by more than 15%, you will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. The securities are for investors who seek a return based on the underlying shares and who are willing to risk their principal and forgo current income and returns above the upside payment in exchange for the upside payment feature that applies to a limited range of performance of the underlying shares. Investors may lose their entire initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The securities are not the Buffered Jump Securities described in the accompanying product supplement for Jump Securities. Unlike the Buffered Jump Securities, the securities do not provide any protection if the underlying shares depreciate by more than 15%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		July 6, 2027
Valuation date:		June 30, 2027, subject to postponement for non-trading days and certain market disruption events
Underlying shares:		Shares of the iShares® Expanded Tech-Software Sector ETF (the “Fund”)
Aggregate principal amount:		$
Payment at maturity:

●If the final share price is greater than or equal to the initial share price:

$1,000 + the upside payment

●If the final share price is less than the initial share price but is greater than or equal to the trigger level:

$1,000

●If the final share price is less than the trigger level:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of more than 15%, and possibly all, of your investment.

Upside payment:		$262 per security (26.20% of the stated principal amount)
Share performance factor:		final share price / initial share price
Initial share price:		$ , which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Trigger level:		$ , which is 85% of the initial share price
Stated principal amount / Issue price:		$1,000 per security
Pricing date:		March 31, 2026
Original issue date:		April 6, 2026 (4 business days after the pricing date)
CUSIP / ISIN:		61781EPL4 / US61781EPL47
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $965.40 per security, or within $35.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$17.50(1)	$977.50
$5(2)
Total	$	$	$

(1)(1)    Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3)See “Use of proceeds and hedging” on page 14.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying shares that provides a fixed positive return of 26.20% if the underlying shares have not depreciated or have appreciated at all as of the valuation date.

￭To potentially outperform the underlying shares in a moderately bullish scenario.

￭To obtain limited protection against the loss of principal in the event of a decline of the underlying shares over the term of the securities, but only if the final share price is greater than or equal to the trigger level.

If the final share price is less than the trigger level, the securities are exposed on a 1:1 basis to the percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	1.25 years
Upside payment:	$262 per security (26.20% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Trigger level:	85% of the initial share price
Coupon:	None
Listing:	The securities will not be listed on any securities exchange

All payments on the securities are subject to our credit risk.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $965.40, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

March 2026 Page 2

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

Key Investment Rationale

The securities do not pay interest but offer a fixed positive return of 26.20% if the underlying shares have not depreciated or have appreciated in value. If the underlying shares have depreciated in value but by no more than 15%, investors will receive the stated principal amount of their investment. However, if the underlying shares have depreciated by more than 15%, investors will be negatively exposed to the full amount of the percentage decline in the underlying shares and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to our credit risk.

Upside Scenario if the Underlying Shares Appreciate or Do Not Depreciate

The final share price is greater than or equal to the initial share price. In this case, you receive for each security that you hold $1,000 plus the upside payment of $262 per security (26.20% of the stated principal amount).

Par Scenario

The final share price is less than the initial share price but is greater than or equal to the trigger level, which is 85% of the initial share price. In this case, you receive the stated principal amount of $1,000 per security.

Downside Scenario

The final share price is less than the trigger level. In this case, the securities redeem for at least 15% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the closing price of the underlying shares over the term of the securities. Under these circumstances, the payment at maturity will be less than $850 per security and could be zero. For example, if the final share price is 70% less than the initial share price, the securities will be redeemed at maturity for a loss of 70% of principal at $300 per security, or 30% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

March 2026 Page 3

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Upside payment:	$262 per security (26.20% of the stated principal amount)
Trigger level:	85% of the initial share price
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

Trigger Jump Securities Payoff Diagram

The Securities
The Underlying Shares
$2,000
$1,800
$1,600
$1,400
$1,262
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Securities
$1,000 Stated Principal Amount + $262 Upside Payment
Full Downside Exposure Below Trigger Level
-15%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Price of the Underlying Shares

See the next page for a description of how the securities work.

March 2026 Page 4

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

How it works

￭Upside Scenario if the Underlying Shares Appreciate or Do Not Depreciate. Under the terms of the securities, if the final share price is greater than or equal to the initial share price, the investor would receive the $1,000 stated principal amount plus the upside payment of $262 per security.

￭Par Scenario. If the final share price is less than the initial share price and is greater than or equal to the trigger level of 85% of the initial share price, the investor would receive the $1,000 stated principal amount per security.

￭Downside Scenario. If the final share price is less than the trigger level, the investor would receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than $850 per security and could be zero. There is no minimum payment at maturity on the securities.

￭If the underlying shares depreciate 60%, the investor would lose 60% of the investor’s principal and receive only $400 per security at maturity, or 40% of the stated principal amount.

March 2026 Page 5

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the trigger level (which is 85% of the initial share price), the payout at maturity will be an amount in cash that is at least 15% less than the $1,000 stated principal amount of each security, and this decrease will be by an amount proportionate to the full amount of the decline in the closing price of the underlying shares over the term of the securities, without any buffer. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭The appreciation potential is fixed and limited. Where the final share price is greater than or equal to the initial share price, the appreciation potential of the securities is limited to the upside payment of $262 per security (26.20% of the stated principal amount), even if the final share price is significantly greater than the initial share price.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the trading price (including whether the trading price is at or below the trigger level), volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the share underlying index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® Expanded Tech-Software Sector ETF” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the securities is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

￭The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be

March 2026 Page 6

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the final share price, including whether the final share price of the underlying shares has decreased to below the trigger level, and the share performance factor, if applicable, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments

March 2026 Page 7

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the share underlying index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the trigger level, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. In addition, there is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

￭The securities are linked to the iShares® Expanded Tech-Software Sector ETF and are subject to risks associated with the software sector. All or substantially all of the equity securities held by the iShares® Expanded Tech-Software Sector ETF are issued by companies whose primary line of business is directly associated with the design, distribution, manufacture and sale of software. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The values of companies that are involved in the software industry, such as application software, systems software and home entertainment software sub-industries, are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation, changes in the prices and availability of raw materials and competition in the software industry, both domestically and internationally, including competition from foreign competitors with potentially lower productions costs. Such companies may also be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, such companies may face competition for the services of, and difficulties in employing and retaining, qualified personnel.

￭The securities are linked to the iShares® Expanded Tech-Software Sector ETF and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The price of the underlying shares tracks the performance of the S&P North American Expanded Technology SoftwareTM Index (the “share underlying index”), which is linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

￭Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the securities. As the investment adviser to the underlying shares, BlackRock Fund (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the underlying shares. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the

March 2026 Page 8

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

securities. S&P Dow Jones Indices LLC is responsible for calculating and maintaining the share underlying index. S&P Dow Jones Indices LLC may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. S&P Dow Jones Indices LLC may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the pricing of the underlying shares and, consequently, the value of the securities.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the component securities of the underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of the underlying shares or the securities. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

￭The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index.  In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index.  All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index.  Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on the valuation date, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

March 2026 Page 9

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

iShares® Expanded Tech-Software Sector ETF Overview

The iShares® Expanded Tech-Software Sector ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its share underlying index, which is the S&P North American Expanded Technology Software IndexTM. The underlying fund manager with respect to the iShares® Expanded Tech-Software Sector ETF is iShares® Trust, which is a registered investment company. It is possible that the underlier may not fully replicate the performance of its share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission by the underlying fund manager pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Securities and Exchange Commission file numbers 333-92935 and 811-09729, respectively, through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding the underlier may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete.

The closing level of the underlier on March 10, 2026 was $85.65. The following graph sets forth the daily closing levels of the underlier for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlier has at times experienced periods of high volatility. You should not take the historical closing levels of the underlier as an indication of its future performance, and no assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Prices January 1, 2021 to March 10, 2026

This document relates only to the securities referenced hereby and does not relate to the underlier. We have derived all disclosures contained in this document regarding the underlier from the publicly available documents described above. In connection with this offering of securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlier is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlier (and therefore the closing level of the underlier on the strike date) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlier could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier.

We and/or our affiliates may presently or from time to time engage in business with the underlying fund manager. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlier, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlier. The statements in the preceding two sentences are not intended to affect the rights of investors in the

March 2026 Page 10

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

securities under the securities laws. You should undertake an independent investigation of the underlier as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlier.

The securities are not sponsored, endorsed, sold, or promoted by the underlying fund manager. The underlying fund manager makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. The underlying fund manager has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

S&P North American Expanded Technology Software Index™. The S&P North American Expanded Technology Software Index™ is managed by S&P Dow Jones Indices LLC and is a modified market capitalization-weighted index that is designed to measure the performance of U.S. traded securities from the software industry and select companies from the interactive home entertainment and interactive media and services industries in the U.S. and Canada, as determined by S&P Dow Jones Indices LLC.

March 2026 Page 11

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Share underlying index:	S&P North American Expanded Technology Software IndexTM
Share underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Postponement of maturity date:

If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Additional information related to calculating the final share price:

If a market disruption event occurs with respect to the underlying shares, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—General Terms of Securities —Some Definitions––share closing price” in the product supplement for Jump Securities for more information.

If the underlying shares are subject to a stock split or reverse stock split, the calculation agent may make the antidilution adjustments in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—Antidilution Adjustments for Securities linked to Exchange-Traded Funds” in the product supplement for Jump Securities for more information.

If no closing price of the underlying shares is available on the valuation date through discontinuance or liquidation of the Fund, the calculation agent may determine the final share price in accordance with the procedures set forth in the product supplement for Jump Securities. You should refer to the section “Description of Securities—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” in the product supplement for Jump Securities for more information.

Denominations:	$1,000 per security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

March 2026 Page 12

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed). Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for Jump Securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal

March 2026 Page 13

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying shares and in futures and options contracts on the underlying shares or any component stocks of the share underlying index, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the closing price of the underlying shares on the pricing date, and therefore could increase the trigger level, which is the level at or above which the underlying shares must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the closing price of the underlying shares and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each security. The costs included in the original issue price of the securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of the securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities and any other documents relating to this offering that Morgan

March 2026 Page 14

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Performance of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Jump Securities and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Product Supplement for Jump Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Jump Securities or in the prospectus.

March 2026 Page 15